Exhibit 99.1

Handy & Harman Ltd. Reports Financial Results for the 4th Quarter and Year End 2010

WHITE PLAINS, N.Y. March 14, 2011 - Handy & Harman Ltd. (NASDAQ (CM): HNH); ("HNH" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2010.

HNH reported net income of $5.1 million on net sales of $581.5 million for the twelve months ended December 31, 2010, compared with a net loss of $21.2 million on net sales of $474.1 million for the twelve months ended December 31, 2009. Basic and diluted net income per common share was $0.42 for the year ended December 31, 2010, compared with a net loss of $1.74 per share in the same period of 2009.

For the fourth quarter of 2010, HNH reported a net loss of $4.5 million on net sales of $137.9 million for the three months ended December 31, 2010, compared with a net loss of $6.8 million on net sales of $111.2 million for the three months ended December 31, 2009. Basic and diluted net loss per common share was $0.37 for the three months ended December 31, 2010, compared with a net loss of $0.56 per share in the same period of 2009.

“The increase in demand as compared to 2009 for HNH’s products and services continued through the fourth quarter of 2010, resulting in 24.0% sales growth from the 4th quarter of 2009, and 22.7% sales growth on an annual basis versus 2009,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of HNH. “The increased sales volume across all our business segments was driven by the improvement in the world-wide economy as well as our products and services, with increased demand from several markets including the electrical, replacement commercial roofing, petrochemical and commercial construction markets.”

Mr. Kassan added: “The Company also reported higher gross margin and reduced selling, general and administrative expenses as a percentage of sales for the year ended December 31, 2010 versus the same period in 2009. These factors also contributed positively to the $5.9 million and $31.4 million improvement in operating income from continuing operations for the three and twelve months ended December 31, 2010 over 2009, respectively. We believe the continuing application of the HNH Business System and other cost improvement initiatives contributed positively to the improvement in gross margin and reductions in selling, general and administrative expenses as a percentage of sales.

“In October of 2010, we refinanced substantially all of HNH’s indebtedness principally with our existing lenders or their affiliates.  In addition to extending the maturity date of almost all of our debt, we expect that this refinancing will lower our ongoing borrowing costs compared to our prior financing arrangements,” Mr. Kassan stated.

Financial Highlights:

Fourth Quarter Results

Net loss from continuing operations net of tax, in the fourth quarter of 2010 was $4.0 million, compared to net loss of $5.6 million in the fourth quarter of 2009. The improvement of $1.6 million was principally driven by the $26.7 million increase in sales, an improvement in gross margin from 25.7% to 27.0%, and $2.6 million lower non-cash pension expense, which was partially offset by higher selling, general and administrative costs of $6.2 million and a higher loss on precious metal derivative contracts of $3.3 million as compared to the same period in 2009. In the fourth quarter of 2010 the Company reported the Arlon Coated Materials Segment as discontinued operations and has retroactively classified its assets, results of operations and cash flows as discontinued operations for all reporting periods herein.

The Company generated Adjusted EBITDA of $10.5 million for the fourth quarter of 2010 as compared to $9.0 million for the same period in 2009.  See “Note Regarding Presentation of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

2010 Results

Income from continuing operations, net of tax, for the year ended December 31, 2010 increased $21.6 million to $4.5 million in 2010 as compared to a loss of $17.1 million in 2009. Net sales for 2010 increased by $107.4 million, or 22.7%, to $581.5 million, as compared to $474.1 million in 2009.  The higher sales volume across all the Company’s segments was primarily driven by higher demand as a result of the world-wide economic recovery as well as increased demand for our products and customer service.

Gross profit in the year ended December 31, 2010 increased to $155.6 million as compared to $118.2 million in 2009. Gross profit margin for 2010 improved to 26.8% as compared to 24.9% for 2009. The improvement in gross profit margin was primarily due to higher production volume, cost saving initiatives and manufacturing efficiencies.

The Company’s Adjusted EBITDA of $61.2 million in 2010 increased by $19.8 million from $41.4 million in 2009 due principally to higher sales and the results generated by the continuing application of the HNH Business System.

HNH had positive cash flow from operations of $44.8 million in 2010, as compared to $39.5 million in 2009.  After considering capital expenditures in each year, operating free cash flow in 2010 was $34.2 million compared to $32.3 million in 2009. The improved operating free cash flow resulted principally from higher segment operating income, which was partially offset by higher pension contribution payments and capital expenditures in 2010 compared to 2009.  During 2010 and 2009, HNH reduced its debt by $26.4 million and $36.1 million, respectively.

Segment Operating Results

Precious Metal Segment

For the fourth quarter of 2010, the Precious Metal segment net sales increased by $10.5 million, or 47.2%, to $32.8 million compared to $22.3 million in the fourth quarter of 2009.  Operating income increased by $3.3 million or 224.7% to $4.8 million compared to $1.5 million in the same period of 2009.

For the twelve months ended December 31, 2010, the Precious Metal segment net sales increased by $42.4 million, or 49.3%, to $128.4 million compared to $86.0 million in 2009.  The increased sales were primarily driven by higher volume in all of its markets, particularly sales to the commercial construction and electrical markets in 2010 compared to 2009.  Higher sales were also driven by the impact of a 37% increase in the average market price of silver in 2010 ($20.16 per troy oz.) as compared to 2009 ($14.72 per troy oz).

Segment operating income increased by $9.0 million from $5.5 million for the year ended December 31, 2009 to $14.5 million in 2010.  The increase was primarily driven by higher sales volume.  The Precious Metal segment gross profit margin improved in 2010 compared to 2009 primarily due to favorable manufacturing overhead absorption.  The Precious Metal segment recorded a favorable non-cash gain from the liquidation of precious metal inventory accounted for under the last-in, first-out (“LIFO”) method of $0.2 million in 2010 compared to a gain of $0.6 million during 2009.

Tubing Segment

For the fourth quarter of 2010, the Tubing segment net sales increased $2.5 million, or 13.2% to $21.3 million compared to $18.8 million during the same period of 2009.  The Tubing segment’s operating income increased by $2.0 million to $3.2 million, or 176.2%, compared to $1.2 million in the fourth quarter of 2009.  The increase was principally driven by higher sales volume and favorable absorption of fixed manufacturing costs due to increased production volume.

For the year ended December 31, 2010, the Tubing segment sales increased by $19.4 million, or 25.7% to $94.6 million, resulting primarily from higher sales to refrigeration, automotive, and HVAC markets serviced by the Specialty Tubing Group along with strong sales from petrochemical and precision material markets serviced by the Stainless Steel Tubing Group, which was partially offset by weakness in sales to medical markets within that group.

Segment operating income increased by $8.6 million on the higher sales, to $13.4 million for the year ended December 31, 2010 compared to $4.8 million for 2009, positively impacted by higher gross profit from the higher sales volume, favorable manufacturing overhead absorption and product mix. The Tubing segment also recorded a gain of $1.3 million from insurance proceeds related to a loss from a fire that occurred at its Indiana Tube Mexico location.  In addition, the Tubing segment recorded a non-cash asset impairment charge of $0.9 million in 2009 related to certain manufacturing equipment located at one of its facilities.

Engineered Materials Segment

For the fourth quarter of 2010, the Engineered Materials segment sales increased by $8.5 million, or 22.0% to $47.0 million compared to $38.5 million in the fourth quarter of 2009.  Segment operating income increased by $0.3 million to $2.9 million compared to $2.6 million during the same period of 2009.

For the year ended December 31, 2010, the Engineered Materials segment sales increased by $29.4 million, or 15.3%, as compared to 2009. The incremental sales were primarily driven by higher volume of commercial roofing and branded fasteners.  Sales of electro-galvanized rolled sheet steel products, electrical and gas connector products also improved for the year.

Segment operating income increased by $4.0 million to $20.9 million for the year ended December 31, 2010, compared to $16.9 million in 2009.  The increase in operating income was principally the result of the higher sales volume, better product mix, along with improved gross margin percentage from efficiencies in manufacturing.

Arlon Coated Materials Segment

 The Arlon Coated Materials Segment businesses have been classified as discontinued operations in the financial statements of the Company, and therefore, are no longer reported in the Consolidated Segment Data or Adjusted EBITDA tables included herein. See Subsequent Events below.

Arlon Electronic Materials Segment

Fourth quarter 2010 net sales for the Arlon Electronic Materials (“Arlon EM”) segment rose by $4.7 million, or 28.9%, to $20.8 million, as compared to $16.1 million in the fourth quarter of 2009. Arlon EM’s operating income also improved by $0.2 million, to $2.5 million as a result of higher sales, which were partially offset by higher raw material costs.

For the year ended December 31, 2010, the Arlon EM segment sales increased by $15.3 million, or 25.4% to $75.4 million, as compared to $60.1 million in 2009. The sales increase was primarily due to increased sales of flex heater and coil insulation products for the general industrial market as a result of the economic rebound and increased sales of printed circuit board materials related to the telecommunications infrastructure in China.

Segment operating income increased by $4.5 million to $8.8 million for the year ended December 31, 2010, principally due to higher sales volume and manufacturing efficiencies. In addition, the Arlon EM segment recorded a goodwill impairment charge of $1.1 million in 2009 related to its Silicone Technology Division (STD).

Kasco Blades and Route Repair Services Segment

Fourth quarter net sales for the Kasco segment increased $0.6 million to $16.0 million and Kasco’s operating income increased by $0.2 million to $0.8 million as compared to the fourth quarter of 2009.

Kasco segment sales of $62.1 million during the year ended December 31, 2010 were $1.1 million, or 1.7% higher than 2009, primarily from its route business in North America.

Operating income for the Kasco segment was $1.4 million for the year ended December 31, 2010 compared to income of $2.8 million for 2009, due primarily to a non-cash asset impairment charge of $1.6 million in 2010.

Subsequent Events

On February 4, 2011, Arlon LLC (“Arlon”), an indirect wholly-owned subsidiary of HNH, sold substantially all of its assets and existing operations located primarily in the State of California related to its Adhesive Film Division for an aggregate sale price of $27.0 million.  Net proceeds of approximately $24.2 million from this sale were used to repay indebtedness under the Company’s credit facilities.  A gain on the sale of these assets of approximately $12.0 million will be recorded in the first quarter of 2011.

On February 4, 2011, Arlon and its subsidiaries sold an option for the sale of all of their assets and operations located primarily in the State of Texas related to Arlon’s Engineered Coated Products Division and SignTech subsidiary for an aggregate sale price of $2.5 million (including the option price). Upon closing of the potential transaction, the Company expects to record a loss of approximately $4.0 million on the sale of these assets in the first quarter of 2011. In addition, Arlon granted an option for the sale of a coater machine to the same purchaser for a price of $0.5 million.  The parties subsequently agreed to extend the exercise date of the two options and they are now each exercisable between March 14, 2011 and March 18, 2011. The net proceeds from any such sales are expected to repay indebtedness under the Company’s credit facilities.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and non-cash pension expense or credit, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Our Company

Effective January 3, 2011, the Company changed its name to Handy & Harman Ltd. from WHX Corporation, and currently trades under the symbol HNH.

Handy & Harman Ltd. is a diversified global industrial company delivering value through the HNH Business System which drives innovation, operating excellence and superior customer service. HNH and its affiliated companies employ over 1,800 people at 29 locations in seven countries.

Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include blade products and repair services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2010 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

HANDY & HARMAN Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
(in thousands except per share)	2010	2009	2010	2009
	(unaudited)

Net sales	$137,922	$111,190	$581,515	$474,091
Cost of goods sold	100,647	82,563	425,952	355,859
Gross profit	37,275	28,627	155,563	118,232

Selling, general and administrative expenses	30,215	24,050	110,057	93,438
Pension expense	1,087	3,661	4,349	14,097
Asset impairment charges	61	971	1,643	3,016
Goodwill impairment charge	-	-	-	1,140
Income from proceeds of insurance claims, net	(1,061)	(1,033)	(1,292)	(4,035)
Restructuring charges	118	9	507	1,569
Other operating expenses	29	39	44	132
Income from continuing operations	6,826	930	40,255	8,875
Other:
Interest expense	6,096	6,999	26,310	25,775
Realized and unrealized loss on derivatives	3,775	461	5,983	777
Other expense (income)	(89)	47	185	(110)
Income (loss) from continuing operations before tax	(2,956)	(6,577)	7,777	(17,567)
Tax provision (benefit)	1,044	(1,030)	3,276	(497)
Income (loss) from continuing operations, net of tax	(4,000)	(5,547)	4,501	(17,070)

Discontinued Operations:
Income (loss) from discontinued operations, net of tax	(567)	(1,364)	499	(6,003)
Gain on disposal of assets, net of tax	60	127	90	1,832
Net income (loss) from discontinued operations	(507)	(1,237)	589	(4,171)

Net income (loss)	$(4,507)	$(6,784)	$5,090	$(21,241)

Basic and diluted per share of common stock

Income (loss) from continuing operations, net of tax	$(0.33)	$(0.46)	$0.37	$(1.40)
Discontinued operations, net of tax	(0.04)	(0.10)	0.05	(0.34)
Net income (loss)	$(0.37)	$(0.56)	$0.42	$(1.74)

Weighted average number of common shares outstanding	12,179	12,179	12,179	12,179

HANDY & HARMAN Ltd.
CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands except per share data)	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$8,762	$8,796
Trade and other receivables-net of allowance for doubtful accounts of $2,318 and $2,408, respectively	70,345	62,551
Inventories	50,320	47,133
Deferred income taxes	1,238	1,023
Other current assets	9,153	8,136
Current assets of discontinued operations	23,162	25,025
Total current assets	162,980	152,664

Property, plant and equipment at cost, less accumulated depreciation and amortization	78,223	83,240
Goodwill	63,917	63,946
Other intangibles, net	31,538	33,931
Other non-current assets	14,946	11,801
Non-current assets of discontinued operations	1,944	8,258
	$353,548	$353,840
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$38,273	$31,915
Accrued liabilities	33,832	21,514
Accrued environmental liability	6,113	6,692
Accrued interest - related party	411	1,600
Short-term debt	42,890	19,087
Current portion of long-term debt	4,452	5,944
Deferred income taxes	355	300
Current portion of pension liability	14,900	9,700
Current liabilities of discontinued operations	6,435	6,550
Total current liabilities	147,661	103,302

Long-term debt	91,417	95,106
Long-term debt - related party	32,547	54,098
Long-term interest accrual - related party	-	11,797
Accrued pension liability	98,425	92,655
Other employee benefit liabilities	4,429	4,840
Deferred income taxes	3,988	4,258
Other liabilities	4,941	5,255
Long term liabilities of discontinued operations	300	326
	383,708	371,637
Stockholders' Deficit:

Preferred stock - $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(135,865)	(118,402)
Additional paid-in capital	552,844	552,834
Accumulated deficit	(447,261)	(452,351)
Total stockholders' deficit	(30,160)	(17,797)
	$353,548	$353,840

HANDY & HARMAN Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$5,090	$(21,241)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,417	17,124
Non-cash stock based compensation	221	186
Amortization of debt related costs	1,606	1,429
Loss on extinguishment of debt	1,210	-
Long-term interest on related party debt	11,045	9,560
Deferred income taxes	(392)	(955)
Loss on asset dispositions	44	132
Asset impairment charges	1,643	3,017
Goodwill impairment charge	-	1,140
Unrealized loss (gain) on derivatives	(14)	409
Reclassification of net cash settlements on derivative instruments	5,585	368
Net cash provided by operating activities of discontinued operations	3,616	9,176
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(8,228)	4,906
Inventories	(3,456)	9,375
Other current assets	(1,385)	2,129
Other current liabilities	11,359	209
Other items-net	437	2,544
Net cash provided by operating activities	44,798	39,508
Cash flows from investing activities:
Plant additions and improvements	(10,605)	(7,212)
Net cash settlements on derivative instruments	(5,585)	(368)
Proceeds from sales of assets	384	110
Proceeds from sale of investment	-	3,113
Net cash provided by investing activities of discontinued operations	1,410	2,413
Net cash used in investing activities	(14,396)	(1,944)
Cash flows from financing activities:
Proceeds of term loans	46,000	9,577
Net revolver borrowing (repayments)	24,002	(14,164)
Repayments of term loans - domestic	(89,690)	(26,768)
Repayments of term loans - foreign	(2,184)	-
Repayments of term loans - related party	(6,000)	-
Deferred finance charges	(3,842)	(1,191)
Net change in overdrafts	1,494	(231)
Net cash used to repay debt of discontinued operations	-	(4,559)
Other	(92)	(274)
Net cash used in financing activities	(30,312)	(37,610)
Net change for the period	90	(46)
Effect of exchange rate changes on net cash	(124)	186
Cash and cash equivalents at beginning of period	8,796	8,656
Cash and cash equivalents at end of period	$8,762	$8,796

Non-cash investing activities:
Sale of property for mortgage note receivable	$630	$-

HANDY & HARMAN Ltd.
CONSOLIDATED SEGMENT DATA

Statement of operations data:	Three Months ended		Twelve Months ended
(in thousands)	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)
Net Sales:
Precious Metal	$32,852	$22,322	$128,360	$85,972
Tubing	21,318	18,827	94,558	75,198
Engineered Materials	46,988	38,529	221,075	191,709
Arlon Electronic Materials	20,767	16,111	75,398	60,145
Kasco	15,997	15,401	62,124	61,067
Total net sales	$137,922	$111,190	$581,515	$474,091

Segment operating income:
Precious Metal (a)	4,786	1,474	14,455	5,490
Tubing (b)	3,173	1,149	13,361	4,746
Engineered Materials	2,879	2,614	20,911	16,903
Arlon Electronic Materials (c)	2,512	2,315	8,808	4,338
Kasco (d)	819	585	1,354	2,849
Total	$14,169	$8,137	$58,889	$34,326

Unallocated corporate expenses & non operating units	(6,226)	(4,606)	(14,241)	(13,547)
Income from proceeds from insurance claims, net	-	1,033	-	4,035
Unallocated pension expense	(1,087)	(3,595)	(4,349)	(14,013)
Corporate restructuring costs	-	-	-	(636)
Asset impairment charge	-	-	-	(1,158)
Loss on disposal of assets	(30)	(39)	(44)	(132)
Income from continuing operations	$6,826	$930	$40,255	$8,875

(a) Segment operating income for the Precious Metal segment for 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire. The results for the Precious Metal segment for 2010 and 2009 include gains of $0.2 million and $0.6 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost.

(b) Segment operating income for the Tubing segment includes a gain of $1.3 million related to insurance proceeds as a result of a fire claim settlement in 2010 and a non-cash asset impairment charge of $0.9 million in 2009, to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.

(c) Segment operating results for the Arlon EM segment for 2009 included a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of the Arlon EM segment’s reporting units to its estimated fair value.

(d) Segment operating income for the Kasco segment for both 2010 and 2009 includes $0.5 million of costs related to restructuring activities and $1.6 million and $0.2 million, respectively, of asset impairment charges associated with certain real property located in Atlanta, Georgia.

Handy & Harman Ltd.
Supplemental Non-GAAP Disclosures
Adjusted EBITDA
(unaudited)

(in thousands)		Three months ended		Twelve months ended
		December 31,		December 31,
		2010	2009	2010	2009
Income (loss) from continuing operations, net of tax		$(4,000)	$(5,547)	$4,501	$(17,070)
Add (Deduct):
	Tax provision	1,044	(1,030)	3,276	(497)
	Interest expense	6,096	6,999	26,310	25,775
	Depreciation/amortization expense	3,964	4,121	16,429	17,124
	Non-cash pension expense	1,087	3,661	4,349	14,097
	Non-cash asset impairment charge	61	971	1,644	3,016
a)	Realized and unrealized loss related to derivative activities	3,775	461	5,983	777
a)	Non-cash adjustment of the valuation of precious metal inventory	(1,611)	(237)	(1,163)	(509)
	Non-cash goodwill impairment charge	-	-	-	1,140
	Income from proceeds of insurance claims, net	(1,061)	(1,033)	(1,292)	(4,035)
	Loss on sale of fixed assets	29	39	44	132
	Costs related to legacy assets and operations	1,060	539	903	1,137
	Non-cash stock-based compensation expense	97	22	223	186
	Other, net	-	37	-	149
	Adjusted EBITDA	$10,541	$9,003	$61,207	$41,422

a)
H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on separate lines of the statement of operations.

CONTACT:	Handy & Harman Ltd. Peter Gelfman, General Counsel & Secretary 914-461-1274

SOURCE:	Handy & Harman Ltd.